EXHIBIT 99.1

For Immediate Release	Contact: Dan Kelly
July 10, 2007	(919) 774-6700

THE PANTRY ANNOUNCES PRELIMINARY THIRD QUARTER FINANCIAL RESULTS AND LOWERS

FISCAL 2007 EPS GUIDANCE

Provides Preliminary Fiscal 2008 EPS Outlook

Sanford, North Carolina, July 10, 2007—The Pantry, Inc. (NASDAQ: PTRY), the leading independently operated convenience store chain in the southeastern U.S., today announced preliminary financial results for its third fiscal quarter ended June 28, 2007.

Subject to final adjustments, the Company expects to report diluted earnings per share for the quarter in a range between $0.45 and $0.50, compared with earnings of $0.86 per share in the corresponding period last year. Results for the third quarter of fiscal 2007 will include a charge of approximately $0.06 per share for deferred financing costs in connection with the Company’s refinancing of its credit facilities.

Chairman and Chief Executive Officer Peter J. Sodini said, “These preliminary results primarily reflect our relatively low gasoline margins during the quarter as compared to the prior year quarter. This period was characterized by upward pricing pressure due to production constraints at U.S. refineries. We now expect earnings per share for the full fiscal year to be between $1.65 and $1.80, which is below our previous guidance range. EBITDA for fiscal 2007 is estimated at a range of $234 million to $240 million.”

Mr. Sodini continued, “Although fiscal 2007 has been a challenging year, we do not believe there has been a material change in the long-term fundamentals of our business. In fact, our competitive position in the marketplace has clearly improved with the strategic acquisitions we have completed this year. In fiscal 2008, assuming average gasoline margins are more in line with historical performance in the mid to high 12 cents per gallon, we would expect earnings per share and EBITDA, excluding future acquisitions, in a range between $2.70 to $3.00 and $304 to $316 million, respectively.”

The Pantry, Inc.

Reconciliation of Non-GAAP Guidance

(In thousands)

	Fiscal Year 2007 Guidance Range		Fiscal Year 2008 Guidance Range
EBITDA	$234,000	$240,000	$304,000	$316,000
Interest expense and loss on extinguishment of debt	(77,000)	(77,000)	(98,600)	(98,600)
Depreciation and amortization	(94,050)	(94,050)	(102,700)	(102,700)
Provision for income taxes	(25,074)	(27,500)	(40,630)	(45,650)

Net income	$37,876	$41,450	$62,070	$69,050

Diluted Shares Outstanding	22,966	22,966	23,034	23,034

Additional information will be available when final third quarter results are announced. The Company expects to release results for the quarter on Thursday, August 2, 2007 and to host a conference call that day at 10:00 a.m. Eastern Time. The conference call will be broadcast live over the Internet and will be accessible at www.thepantry.com or www.companyboardroom.com. A replay will be available at these sites until August 9, 2007.

Use of Non-GAAP Measure

EBITDA is defined by us as net income before interest expense and loss on extinguishment of debt, income taxes, depreciation and amortization. EBITDA is not a measure of operating performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net income, cash flows from operating activities and other income or cash flow statement data. We have included information concerning EBITDA as one measure of our operating performance because we believe investors find this information useful as a reflection of the resources available for strategic opportunities including, among others, to invest in the business, make strategic acquisition decisions and to service debt. Management uses EBITDA as an operating measure because it allows us to review the performance of our business directly resulting from our retail operations. Additionally, EBITDA is used by management for budgeting and field operations compensation targets. EBITDA as defined by us may not be comparable to similarly titled measures reported by other companies because such other companies may not calculate EBITDA in the same manner as we do.

Any measure that excludes interest expense or loss on extinguishment of debt, depreciation and amortization or income taxes, has material limitations because we have borrowed money in order to finance our operations and our acquisitions, we use capital and intangible assets in our business and the payment of income taxes is a necessary element of our operations.

About The Pantry

Headquartered in Sanford, North Carolina, The Pantry, Inc. is the leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country, with revenues for fiscal 2006 of approximately $6.0 billion. As of June 28, 2007, the Company operated 1,642 stores in eleven states under select banners, including Kangaroo Express(SM), its primary operating banner. The Pantry’s stores offer a broad selection of merchandise, as well as gasoline and other ancillary services designed to appeal to the convenience needs of its customers.

Safe Harbor Statement

Statements made by the Company in this press release relating to future plans, events, or financial performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company’s current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements. Any number of factors could affect actual results and events, including, without limitation: whether earnings per share for the third fiscal quarter of 2007 will in fact fall in a range between $0.45 and $0.50 after the Company’s financial statements for the third fiscal quarter have been completed; whether fiscal 2007 earnings per share and fiscal 2007 EBITDA will in fact fall between $1.65 and $1.80, and $234 million to $240 million, respectively, after the Company’s 2007 fiscal year is complete and its financial statements for such fiscal year have been audited; whether fiscal 2008 earnings per share and fiscal 2008 EBITDA will in fact fall between $2.70 and $3.00, and $304 million to $316 million, respectively, after the Company’s 2008 fiscal year is complete and its financial statements for such fiscal year have been audited; the ability of the Company to take advantage of expected synergies in connection with acquisitions; the actual operating results of stores acquired; the ability of the Company to integrate acquisitions into its operations; fluctuations in domestic and global petroleum and gasoline markets; realizing expected benefits from our fuel supply agreements; changes in the competitive landscape of the convenience store industry, including gasoline stations and other non-traditional retailers located in the Company’s markets; the effect of national and regional economic conditions on the convenience store industry and the markets we serve; the effect of regional weather conditions on customer traffic; financial difficulties of suppliers, including our principal suppliers of gas and merchandise, and their ability to continue to supply our stores; environmental risks associated with selling petroleum products; governmental regulations, including those regulating the environment; and acts of war or terrorist activity. These and other risk factors are discussed in the Company’s Annual Report on Form 10-K and in its other filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release are based on the Company’s estimates and plans as of July 10, 2007. While the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.